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                                                                      EXHIBIT 99

CONTACTS:

MEDIA                                                               ANALYSTS
BARBARA HARMS                                                       TOSHIE DAVIS
312-223-2461                                                        312-223-4788

FOR IMMEDIATE RELEASE

         CHICAGO TITLE CORPORATION AND FIDELITY NATIONAL FINANCIAL, INC.
                              SCHEDULE MERGER DATE

CHICAGO, MARCH 13, 2000 -- CHICAGO TITLE CORPORATION (NYSE: CTZ) today announced that the merger with Fidelity National Financial, Inc. is scheduled to take place on March 20, 2000, now that Fidelity has received approvals from the insurance regulatory authorities in the states of California and Oregon. Accordingly, Chicago Title stockholders must deliver their completed election forms to Harris Trust and Savings Bank, the exchange agent, by 5:00 p.m. New York City time, on March 20, 2000, in order for their elections of consideration to be received in the merger to be valid. Election forms should be completed and delivered in accordance with the instructions set forth in such form. Chicago Title stockholders may call either Harris Trust and Savings Bank at (800) 245-7630, or Georgeson Shareholder Communications, Inc., the information agent for the merger, at (800) 223-2064, with any questions about the election form or making an election.

Chicago Title expects to make an announcement as to the amount of the merger consideration after completion of the 30-trading-day pricing period on March 16, 2000.

Chicago Title Corporation, through its subsidiaries, provides title insurance, escrow and closing services as well as property valuation, credit information, default management and flood compliance products through a network of more than 340 offices and approximately 4,300 agents nationwide. Chicago Title Corporation's title insurance subsidiaries, Chicago Title Insurance Co., Ticor Title Insurance Co. and Security Union Title Insurance Co., issue approximately one in every five title insurance policies in the United States. Subsidiaries furnishing other real estate-related products include Chicago Title Flood Services Inc., Chicago Title Credit Services Inc., Chicago Title-Market Intelligence Inc. and Chicago Title Field Services Inc.


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The statements made in this press release contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934 that involve a number of uncertainties and risks that could significantly affect current plans and anticipated actions and Chicago Title's future financial condition and results. In addition to the matters described in this press release, risk factors listed from time to time in Chicago Title's reports and filings with the Securities and Exchange Commission may affect the results achieved by Chicago Title.

Investors are urged to read the Registration Statement on Form S-4 filed by Fidelity, which relates to the shares of Fidelity common stock to be issued in the merger and includes the joint proxy statement/prospectus of the parties in respect of the merger. The Registration Statement (and other filings of the parties incorporated by reference therein) are available for free at the Securities and Exchange Commission's web site (www.sec.gov). Investors also may obtain copies of the joint proxy statement/prospectus and Chicago Title SEC filings for free from Chicago Title.

Note: For further information on Chicago Title's products and services, visit the company's web site at http://www.ctt.com.

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